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                              PROVIDENT BANKSHARES
                                  CORPORATION
                        --------------------------------

NEWS RELEASE                                                             CONTACT
                                                MEDIA:  Vicki Cox (410) 277-2063
                           INVESTMENT COMMUNITY: Dennis Starliper (410) 277-2080



PROVIDENT BANKSHARES ANNOUNCES ACQUISITION OF CHEVY CHASE BANK DEPOSITS AT SEVEN GIANT FOOD IN-STORE BRANCHES IN BALTIMORE

BALTIMORE: (October 15, 2008) Provident Bankshares Corporation (Nasdaq: PBKS), the parent company of Provident Bank, announced today that it has signed an agreement to acquire the deposits located at seven Chevy Chase Bank in-store branches in the Greater Baltimore area. The seven Chevy Chase Bank branches are located inside Giant Food stores.

         The deposits in the acquisition total approximately $42 million and include over 8,000 consumer and commercial customers. The Baltimore area accounts consist of approximately 7,600 retail checking accounts, 300 commercial checking accounts and 3,200 other deposit accounts.

         The Chevy Chase Bank accounts are located inside Giant Food stores at Wilkens Avenue, Owings Mills, Ridgely Plaza, York Road Plaza, Ravenwood, Hunt Valley and Edmondson Square. In most cases, a Provident in-store branch is located less than two miles from each Chevy Chase Bank branch.

         The agreement does not include the sale of loans, leases, other assets or branch locations inside the affected Giant Food stores in Greater Baltimore. The 3% net deposit premium paid to Chevy Chase Bank for the deposits acquired will have a minimal impact on Provident's regulatory capital ratios as of the date of acquisition.

         Provident Bankshares President and Chief Operating Officer Kevin Byrnes said the acquisition furthers the Bank's strategy to increase customer relationships and enhances Provident's position as the premier local bank in the Baltimore area.

         "We welcome our new customers to the Provident Bank family," said Mr. Byrnes. "We hope they will enjoy our `right size' bank philosophy and commitment to customer service that has helped Provident build a top market share position in the Baltimore area. We believe they will appreciate the convenience of our extensive branch network of 142 traditional and in-store offices along with our online, telephone and ATM capabilities. We also look forward to introducing them to banking solutions that include a wide range of products and services. As a local bank in business for over 120 years, we are proud to introduce the `Provident Way' experience to our new consumer and commercial customers."


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         W. Scott McSween, Chevy Chase Bank's Executive Vice President of the
Retail Banking Division, said, "While we have made a decision to discontinue our supermarket banking program and focus instead on our larger traditional neighborhood branches throughout greater Washington, we wanted to provide customers who opened accounts in our Baltimore-area Giant Food store branches with a convenient alternative. We are pleased that Provident Bank has agreed to provide banking services to these customers and is working with us to provide a smooth transition for the Baltimore deposit account-holders."

         The owner of each deposit account will receive information from Chevy Chase Bank about the transition to Provident Bank. Customers will then receive additional information from Provident Bank regarding the transition of their deposits to a conveniently located Provident branch.

         On October 22nd, all Chevy Chase Bank customers will be able to access cash with no surcharge fee at any Provident ATM in Baltimore City or Baltimore County. The acquisition requires the approval of various regulatory agencies and is expected to close in January 2009.

ABOUT PROVIDENT BANKSHARES CORPORATION

Provident Bankshares Corporation is the holding company for Provident Bank, the largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the key metropolitan areas of Baltimore, Washington and Richmond through a current branch network of 142 offices in Maryland, Virginia, and southern York County, Pennsylvania. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing. Visit Provident on the Web at www.provbank.com.

ABOUT CHEVY CHASE BANK

Chevy Chase Bank is the largest locally-owned and headquartered banking institution in Greater Washington providing a complete array of financial products and services to consumers and businesses in Maryland, Virginia and the District of Columbia. The bank operates more branches and ATMs than anyone else in the Greater Washington market and currently has over $15 billion in assets and services over 1 million customers. For more information about Chevy Chase Bank, please visit chevychasebank.com

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FORWARD LOOKING STATEMENTS
--------------------------

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding business strategies, intended results and future performance. Forward-looking statements are preceded by such terms as "expects," "believes," "anticipates," "intends," and similar expressions. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Provident undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the uncertainties that affect Provident's business, particularly those mentioned under the headings "Forward-looking Statements" and "Item 1A. Risk Factors" in Provident's Form 10-K for the year ended December 31, 2007, and in its reports on Form 10-Q and Form 8-K, which Provident incorporates by reference.